Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

USMD HOLDINGS, INC.

1. The name of the Corporation is USMD Holdings, Inc.

2. The address of the Corporation’s registered office in the State of Delaware is 615 South Dupont Highway, City of Dover, County of Kent. The name of its registered agent at such address is Capitol Services, Inc.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

4. The total number of all classes of stock which the Corporation shall have authority to issue is fifty million (50,000,000) shares, of which one million (1,000,000) shares, designated as Preferred Stock, shall have a par value of One Cent ($.01) per share (the “Preferred Stock”), and forty nine million (49,000,000) shares, designated as Common Stock, shall have a par value of One Cent ($.01) per share (the “Common Stock”).

A statement of the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation is as follows:

Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. The designations, powers, preferences and relative, optional, conversion and other special rights, and the qualifications, limitations and restrictions thereof, of Preferred Stock of each class or series shall be such as are stated and expressed herein and, to the extent not stated and expressed herein, shall be such as may be fixed by the Board of Directors (authority so to do being hereby expressly granted) and stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of Preferred Stock of such class or series. Such resolution or resolutions shall (a) specify the class or series to which such Preferred Stock shall belong, (b) fix the dividend rate therefor, (c) fix the amount which the holders of Preferred Stock of such class or series shall be entitled to be paid in the event of a voluntary liquidation, dissolution or winding up of the Corporation, (d) state whether or not Preferred Stock of such class or series shall be redeemable and at what times and under what conditions and the amount or amounts payable thereon in the event of redemption, (e) fix the voting powers of the holders of Preferred Stock of such class or series, whether full or limited, or without voting powers, but in no event shall the holders of Preferred Stock of such class or series be entitled to more than one vote for each share held at all meetings of the stockholders of the Corporation; and may, in a manner not inconsistent with the provisions of this Article 4,(i) limit the number of shares of such class or series which may be issued, (ii) provide for a sinking or purchase fund for the redemption or purchase of shares of such class or series and the terms and provisions governing the operation of any such fund and the status as to reissuance of shares of Preferred Stock purchased or otherwise reacquired or redeemed or retired through the operation thereof, (iii) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issue of additional Preferred Stock or other capital stock ranking equally therewith or prior thereto as to dividends or distribution of assets on liquidation, and (iv) grant such other special rights to the holders of Preferred Stock of such class or series as the Board of Directors may determine and which are not inconsistent with the provisions of this Article 4. The term “fix for such class or series” and similar terms shall mean stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of Preferred Stock of the class or series referred to therein. No further action or vote of the stockholders shall be required for any action taken by the Board of Directors pursuant to this Article 4.

Common Stock:

a. Dividends: Subject to the preferred rights of the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the holders of the Common Stock shall be entitled to receive, as and when declared by the Board of Directors out of the funds of the Corporation legally available therefor, such dividends (payable in cash, stock or otherwise) as the Board of Directors may from time to time determine, payable to stockholders of record on such dates, not exceeding sixty (60) days preceding the dividend payment dates, as shall be fixed for such purpose by the Board of Directors in advance of payment of each particular dividend.

b. Liquidation: In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the distribution or payment to the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among and paid to the holders of Common Stock ratably in proportion to the number of shares of Common Stock held by them respectively.

c. Voting Rights: Except as otherwise required by law or as provided by the Board of Directors with respect to any class or series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share standing in his name on the books of the Corporation.

5. The number of directors of the Corporation shall be fixed in the manner provided in the Bylaws of the Corporation, and until changed in the manner provided in the Bylaws shall be one in number. The names and mailing addresses of the persons who are to serve as the directors until the first annual meeting of stockholders, or until their successors are elected and qualified, are as follows:

Name	Address

John M. House, M.D.	6333 North State Highway
Suite 200
Irving, Texas 75038

6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

7. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

8. A director of the Corporation shall not, to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty to the Corporation or its stockholders.

9. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Expenses incurred by any such director, officer, employee or agent in defending any such action, suit or proceeding may be advanced by the Corporation prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized by the DGCL and this paragraph 9. The Corporation may, to the fullest extent permitted by the DGCL, purchase and maintain insurance on behalf of any such director, officer, employee or agent against any liability which may be asserted against such person. To the fullest extent permitted by the DGCL, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and, in the manner provided by the DGCL, any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the DGCL, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. No repeal or modification of this foregoing paragraph shall adversely affect any right or protection of a director of the Corporation existing by virtue of the foregoing paragraph at the time of such repeal or modification.

10. The name and mailing address of the incorporator is:

Bruce H. Hallett

Hallett & Perrin, P.C.

2001 Bryan Street, Suite 3900

Dallas, Texas 75201

The undersigned, being the incorporator named above, for the purpose of forming a corporation pursuant to the DGCL, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 7th day of May, 2010.

/s/ Bruce H. Hallett

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